FOR IMMEDIATE RELEASE
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
Contacts:
Jeanmarie McFadden                  Tim Lee                                     Paul Verbinnen/George Sard
Morgan Stanley & Co.                Dean Witter, Discover & Co.                 Sard Verbinnen & Co.
212/761-4059                        212/392-8709                                212/687-8080
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          MORGAN STANLEY AND DEAN WITTER, DISCOVER IN MERGER OF EQUALS;
                CREATES PREEMINENT GLOBAL FINANCIAL SERVICES FIRM

                    New Company To Focus on Market Leadership
               In Securities, Asset Management and Credit Services
               ---------------------------------------------------

         New York, February 5, 1997 -- Dean Witter, Discover & Co. (NYSE: DWD) and Morgan Stanley Group Inc. (NYSE: MS) today announced a definitive agreement to merge, creating a preeminent global financial services firm with a market capitalization of $21 billion and leading market positions in its three primary businesses - securities, asset management and credit services. The new company will be named Morgan Stanley, Dean Witter, Discover & Co.

         Under the terms of the definitive agreement unanimously approved yesterday by the Boards of both companies, each Morgan Stanley common share will be exchanged for 1.65 Dean Witter common shares.

         Phillip J. Purcell, Chairman and Chief Executive Officer of Dean Witter, will be Chairman and Chief Executive Officer of the new company. John J. Mack, President of Morgan Stanley, will be President and Chief Operating Officer of the new company. Richard B. Fisher, Chairman of Morgan Stanley, will be Chairman of the Executive Committee of the Board of Directors. The Board will have 14 members, with seven nominated by each firm.

         "The combination of Morgan Stanley and Dean Witter, Discover may be as close to an ideal merger as there is," said Mr. Purcell. "It is based on powerful franchises, high profitability and opportunities for accelerated growth. In the securities business, it combines Morgan Stanley's strengths in investment banking and institutional sales and trading with


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Dean Witter's in retail distribution and asset gathering. In asset management, the combination results in a business that manages more than $270 billion - the largest of any securities firm. In credit services, the combined companies' financial resources and the Morgan Stanley global presence create significant opportunities for expansion of this business."

         Mr. Purcell continued: "Morgan Stanley, Dean Witter, Discover will be a global financial services powerhouse with unmatched origination and distribution skills, and a unique balance between institutional and retail capabilities."

         Said Mr. Mack, "The financial services industry is entering an era of unprecedented convergence and consolidation. Those firms that want to control their own destinies in the next century may have leading market positions in all of their businesses, balanced earnings streams, broad-based customer access, and a global presence among both providers and users of capital. This bold move will accelerate the ability of both companies to achieve our respective long-term strategic goals. With little overlap between the two firms, there will be extraordinary new opportunities for our employees and customers as we create a uniquely integrated company."

         Said Mr. Fisher, "Phil Purcell and John Mack will lead a strong management team, and it's clear that there is an excellent strategic fit between two complementary and compatible firms with superb franchises and respected brand names. This combination offers compelling benefits to the shareholders, customers and employees of both companies, and will enable both firms to do far more together than either could have done separately. This combination ensures that the new firm will play a preeminent role as one of the handful of firms dominating global financial services in the 21st century."

         In the new company, Dean Witter's retail asset management and credit services will report to Mr. Purcell. Institutional and retail securities, investment banking and Morgan Stanley's asset management division will report to Mr. Mack.

         The transaction, which is expected to be completed in mid-1997, is intended to be accounted for as a pooling of interests and is expected to be tax-free. The merger is expected to be accretive to earnings per share for the merged company. In connection with


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the transaction, each company granted the other an option, exercisable under certain conditions, to acquire shares representing 19.9% of its outstanding shares.

         Morgan Stanley shareholders will have approximately 45% and Dean Witter's shareholders will have approximately 55% of the new company's shares.

         Pursuant to the pooling of interests method of accounting, at the time of closing the combined company will formally rescind any open stock repurchase authorizations existing at the time. Prior to closing, both companies may continue to repurchase stock in the open market subject to the aggregate limitations imposed by the pooling of interests method.

         The merger is subject to customary closing conditions, including certain regulatory approvals and the approval of shareholders of both companies.

         Dean Witter, Discover & Co. is a financial services company with three major businesses: full service brokerage, asset management and credit services. It has the third largest retail brokerage firm with over 9,000 account executives and 361 branches throughout the U.S. The company manages more than $100 billion in customer assets. Led by its flagship Discover Card, Dean Witter is the nation's largest credit card issuer with 39 million accounts, and the third largest in receivables.

         Since its formation in 1935, Morgan Stanley & Co. has been a leader in the investment banking field. Through a network of 27 principal offices in 19 countries, Morgan Stanley offers a complete range of sophisticated financial services to sovereign governments, corporations, institutions and individuals throughout the world. In 1996, Morgan Stanley ranked first in the world in mergers and acquisition advisory assignments and held a leading position in debt and equity underwriting.

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